Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated January 23, 2004, (except for Note Q as to which the date is February 26, 2004) accompanying the consolidated financial statements of Oak Hill Financial, Inc. as contained in the Pre-Effective Amendment No. 1 to Registration Statement on Form S-4 of Oak Hill Financial, Inc. to be filed with the Securities and Exchange Commission on or about January 6, 2005. We consent to the use of the aforementioned report in the referenced Registration Statement and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Cincinnati, Ohio
January 6, 2005